UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2013

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 10, 2013, Repligen Corporation (“Repligen” or “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Jonathan Lieber in connection with the previously disclosed termination of Mr. Lieber’s employment with the Company effective as of the close of business on August 23, 2013 (the “Termination Date”). Under the Separation Agreement, the Company agreed to provide for a period of six months (i) continuation of Mr. Lieber’s base salary in effect on the Termination Date and (ii) if elected by Mr. Lieber, health insurance plan benefits with the cost of the regular premium for such benefits to be shared in the same relative proportion by the Company and Mr. Lieber as in effect on the Termination Date. In addition, the Company agreed to accelerate the vesting of a portion of Mr. Lieber’s stock option equal to 22,000 shares that would have vested on September 20, 2013. The Separation Agreement is subject to non-revocation of a general release by Mr. Lieber. The description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

10.1	Separation Agreement, dated September 10, 2013, by and between the Company and Jonathan Lieber

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: September 13, 2013	By:	/s/ Walter C. Herlihy
Walter C. Herlihy President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Separation Agreement, dated September 10, 2013, by and between the Company and Jonathan Lieber